EXHIBIT 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT A THIRD-PARTY OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

PREAMBLE

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 18.02 hereof, this “Agreement”) is made and entered into as of December 17, 2023 (the “Execution Date”), by and among the following parties (each of the following, collectively, the “Parties”):1

i.

Ebix, Inc. (“Ebix”), Vertex, Inc., P.B. Systems, Inc., Ebix Consulting, Inc., Ebix US, LLC, Facts Services, Inc., Doctors Exchange, Inc., Ebix International LLC, Agency Solutions.com, LLC d/b/a Health Connect LLC, ConfirmNet Corporation, A.D.A.M., Inc., and Ebix Latin America, LLC (collectively, the “Debtors”);

ii.	Ebix International Holdings Limited and Ebix Singapore Pte. Ltd. (collectively, the “Non-Debtor Guarantors,” and together with the Debtors, the “Company Parties”);

ii.

the undersigned holders of at least two-thirds in principal amount outstanding (on an aggregate basis) of revolving and term loans under the Prepetition Credit Agreement (collectively, the “Consenting Lenders”) that have executed and delivered counterpart signature pages to this Agreement or a Transfer Agreement to counsel to the Company Parties;

iii.

Regions Bank, as administrative agent and collateral agent under the Prepetition Credit Agreement (including any successors thereto, the “Prepetition Agent,” and together with the Consenting Lenders, the “Consenting Secured Parties”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 hereof.

iv.	the undersigned administrative agent for the DIP Facility (the “DIP Agent”); and

v.	any other person that becomes party to this Agreement from time to time in accordance with the terms hereof.

RECITALS

WHEREAS, the Company Parties and each of the Consenting Secured Parties have in good faith and at arms’ length negotiated or been apprised of certain restructuring transactions with respect to the Company Parties’ capital structures and assets on the terms set forth in this Agreement, including the exhibits hereto, and all other Definitive Documents (such transactions, the “Restructuring Transactions”);

WHEREAS, the Restructuring Transactions contemplate, among other things, (a) a jointly administered plan of reorganization (the “Plan”) and (b) a sale or sales of the Debtors’ North American Life and Annuity assets (the “NA L&A Assets”) or, to the extent the proceeds of the sale of the NA L&A Assets are not sufficient to pay the Prepetition Lenders in full, the sale of such of the Debtors’ other assets as is necessary to fund the Restructuring Transactions contemplated herein and to pay all Prepetition Secured Claims in full (the “Sale Transaction(s)”) pursuant to a sale process or processes to be approved in the Chapter 11 Cases to be filed by the Debtors as described herein;

WHEREAS, costs and expenses relating to the Restructuring Transactions shall be funded by, in part, a super-priority, senior secured, debtor-in-possession term loan credit facility (the “DIP Facility”), consisting, in part, of certain new money postpetition loans to be provided by the DIP Lenders to Debtor Ebix (the “DIP Borrower”), on the terms and conditions set forth in the term sheet attached hereto as Exhibit A (the “DIP Term Sheet”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions through the commencement of voluntary, jointly administered cases (collectively, the “Chapter 11 Cases”) by the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement, including the DIP Term Sheet, and as will be fully documented under the Definitive Documents.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

SECTION 1. Definitions and Interpretation.

1.01 Definitions. The following terms shall have the following definitions:

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b) or 507(a)(2) of the Bankruptcy Code. For the avoidance of doubt, and notwithstanding the foregoing, Administrative Claims as defined and used herein shall not include any DIP Claims.

“Agreement” has the meaning set forth in the Preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 18.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to each Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative APA” means such asset purchase agreement or agreements through which an Alternative Sale takes place, as provided herein.

“Alternative Proposal” means any written or oral inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions; provided that, notwithstanding the foregoing, a transaction with respect to an Alternative Sale shall not constitute an Alternative Proposal.

“Alternative Sale” means a sale of such of the Debtors’ assets as necessary to satisfy all Prepetition Secured Claims in full to an Entity other than the Stalking Horse Purchaser, consistent and in accordance with the terms of this Agreement (including the DIP Term Sheet).

“Approved Plan” means a Plan reasonably acceptable to each of the Consenting Lenders in their sole discretion and that, at minimum, is consistent with this Agreement and provides for the payment in full, in cash of the Prepetition Secured Claims on or before the Plan Effective Date.

“Bankruptcy Code” has the meaning set forth in the Recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the Recitals to this Agreement.

“Bidding Procedures” means the bidding procedures governing the Sale Transaction, which shall be approved by the Bankruptcy Court.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the Recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Parties” has the meaning set forth in the Preamble to this Agreement.

“Compensation Committee” means the Compensation Committee of Ebix’s Board of Directors.

“Confidentiality Agreement” means an executed confidentiality agreement in connection with any proposed Restructuring Transactions, including any confidentiality provisions of the DIP Documents or Prepetition Documents.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Lenders” has the meaning set forth in the Preamble to this Agreement.

“Consenting Secured Parties” has the meaning set forth in the Preamble to this Agreement.

“Consenting Secured Party Advisors” means Mayer Brown LLP, one local counsel, and FTI Consulting, Inc.

“Debtors” has the meaning set forth in the Preamble to this Agreement.

“Definitive Documents” means all documents, instruments, deeds, notifications, agreements, and filings related to documentation, implementation, and consummation of the Restructuring Transactions, each of which shall be materially consistent with the terms of this Agreement, including, without limitation: (a) the First Day Pleadings and Second Day Pleadings, and all orders sought pursuant thereto; (b) the Stalking Horse APA, if applicable; (c) the Alternative APA, if applicable; (d) all Sale Documents, including any motion seeking approval of the Bidding Procedures and/or any Sale Transaction; (e) the Plan (including any Approved Plan); (f) the Disclosure Statement; (g) the Disclosure Statement Order; (h) the Plan Supplement (whether related to a Plan or any Approved Plan); (i) the Confirmation Order; (j) the DIP Documents (including the MCL DIP Documents); (k) the Scheduling Order; (l) the Solicitation Materials; and (m) all other material documents necessary or customarily required to consummate the Restructuring Transactions.

“DIP Agent” has the meaning set forth in the Preamble to this Agreement.

“DIP Borrower” has the meaning set forth in the Recitals to this Agreement.

“DIP Claims” means any Claim on account of the DIP Documents.

“DIP Credit Agreement” means the credit agreement to be entered into consistent with the DIP Term Sheet.

“DIP Documents” means the DIP Credit Agreement and any other documentation necessary to effectuate the incurrence of the DIP Facility, including the DIP Order.

“DIP Facility” has the meaning set forth in the Recitals to this Agreement.

“DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

“DIP Loans” means the outstanding principal amount of loans under the DIP Facility.

“DIP Order” means, as applicable, the interim and final orders of the Bankruptcy Court setting forth the terms of the DIP Facility, consistent with the DIP Term Sheet.

“DIP Parties” means the DIP Agent and the DIP Lenders, collectively.

“DIP Term Sheet” has the meaning set forth in the Recitals to this Agreement.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the adequacy of the Disclosure Statement.

“Ebix” has the meaning set forth in the Preamble to this Agreement.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the Preamble to this Agreement.

“Executory Contract” means a contract to which one or more of the Debtors is a party to that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Finance Committee” means the “Finance Committee” of Ebix’s Board of Directors as constituted on October 30, 2023, which committee has exclusive ability to review, develop, negotiate, and recommend to the Ebix board of directors strategic alternatives available with respect to the Prepetition Secured Claims including a sale of assets; the filing of a case under title 11 of the United States Code; any financing related thereto; any motions to be filed therein, and any negotiations related to the Prepetition Secured Claims; provided that the Finance Committee does not have such exclusive ability with respect to: (x) alternative capital raising initiatives sufficient to repay the Prepetition Secured Claims in full prior to the commencement of a filing of the Chapter 11 Cases; or (y) any ordinary course operational or personnel activities.

“First Day Pleadings” means the “first day” pleadings that the Debtors determine are necessary or desirable to file in the Chapter 11 Cases, which shall be reasonably acceptable to the Majority Consenting Lenders.

“Interest” means common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“MCL DIP Documents” means the DIP Documents, as long as the Majority Consenting Lenders are DIP Lenders under the DIP Credit Agreement.

“Majority Consenting Lenders” means, as of any date of determination, Consenting Lenders holding at least 50.01% in principal amount outstanding (on an aggregate basis) of the Prepetition Loans.

“Milestones” means the milestones set forth in Exhibit B, attached hereto.

“NA L&A Assets” has the meaning set forth in the Recitals to this Agreement.

“Net Sale Proceeds” means the aggregate proceeds paid in cash or cash equivalents payable to and received by the Debtors in connection with any Sale Transaction, after accounting for payment and/or reserves (as approved by the DIP Agent and Majority Consenting Lenders) to satisfy the DIP Claims and any Administrative Claims.

“Non-Debtor Guarantors” has the meaning set forth in the Preamble to this Agreement.

“Non-Released Parties” means any Entities that are not Released Parties, including those Entities identified in the Plan Supplement. For the avoidance of doubt, Non-Released Parties may nonetheless include Entities that would otherwise be Released Parties but for their identification as a Non-Released Party in the Plan Supplement.

“Parties” has the meaning set forth in the Preamble to this Agreement.

“Permitted Transferee” means each transferee of any Consenting Lenders’ Claims who meets the requirements of Section 11.01.

“Petition Date” means the first date one which any of the Debtors commences a Chapter 11 Case.

“Plan” has the meaning set forth in the Recitals to this Agreement.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Prepetition Agent” has the meaning set forth in the Preamble to this Agreement.

“Prepetition Credit Agreement” means that certain Credit Agreement, dated as of August 5, 2014, as amended, restated, supplemented, or otherwise modified and in effect from time to time, by and among Ebix, as borrower, certain subsidiaries of Ebix, as guarantors, each lender from time to time party thereto, and the Prepetition Agent as the administrative agent and collateral agent.

“Prepetition Documents” means, collectively, the Prepetition Credit Agreement and all related security agreements, collateral agreements, pledge agreements, control agreements, guarantees and other documents (including, without limitation, any notes, guarantees, collateral documents, amendments, and fee letters entered into in connection therewith).

“Prepetition Lenders” means the lenders under the Prepetition Credit Agreement.

“Prepetition Loans” means the loans outstanding under the Prepetition Credit Agreement.

“Prepetition Secured Claims” means any Claim arising under the Prepetition Documents, (including the Prepetition Loans), which, for the avoidance of doubt, shall include any accrued and unpaid interest and fees, whether accrued prepetition or postpetition.

“Qualified Marketmaker” means an entity that: (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims (or enter with customers into long and short positions in Claims), in its capacity as a dealer or market maker in Claims; and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Related Party” means, with respect to any person or Entity, each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors of such person or Entity and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released Parties” means: (a) the Consenting Lenders; (b) the Prepetition Agent; (c) the DIP Lenders; (d) the DIP Agent; (e) the Debtors; (f) the current and former directors and officers of the Debtors, including the Special Directors; (g) the Non-Debtor Guarantors; and (h) with respect to each of the foregoing Entities in clauses (a) through (g), such Entities’ Related Parties. Notwithstanding the foregoing, the Released Parties shall not include any Non-Released Party.

“Restructuring Transactions” has the meaning set forth in the Recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Sale Closing” means the date of closing of the Sale Transaction(s).

“Sale Document” means all agreements, documents, pleadings, orders, and/or amendments in connection with the Sale Transaction(s).

“Sale Transaction(s)” has the meaning set forth in the Recitals to this Agreement.

“Scheduling Order” means an order scheduling one or more hearings regarding approval of the Disclosure Statement and/or confirmation of the Plan.

“Second Day Pleadings” means the “second day” pleadings that the Debtors determine are necessary or desirable to file in the Chapter 11 Cases, which shall be reasonably acceptable to the Majority Consenting Lenders.

“Secured Agents” means the DIP Agent and the Prepetition Agent, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation Materials” means all materials to be distributed in connection with the solicitation of votes to approve or reject the Plan.

“Special Directors” means Elizabeth LaPuma and Jill Krueger, in their capacity as independent directors of the board of Ebix, and as members of the Finance Committee and the Compensation Committee.

“Stalking Horse APA” means a stalking horse asset purchase agreement, if applicable, through which the Stalking Horse Purchaser will purchase the NA L&A Assets.

“Stalking Horse Purchaser” means “Purchaser” as such term is defined in the Stalking Horse APA.

“Successful Bidder” means the prevailing bidder in a Sale Transaction, which may be the Stalking Horse Purchaser, if applicable, or a purchaser under an Alternative APA.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 14.01, 14.02, 14.03, 14.04, or 14.05.

“Transactions” has the meaning set forth in the Recitals to this Agreement.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit C.

“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party to that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

1.02 Interpretation. For purposes of this Agreement:

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof shall not be effective in regard to the interpretation hereof. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) all references herein to “Sections” are references to the corresponding Section of this Agreement, unless otherwise specified;

(f) the words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(j) all exhibits attached hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein;

(k) the use of “include” or “including” is without limitation, whether stated or not, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(l) the phrase “counsel to the Consenting Secured Parties” refers in this Agreement to each counsel specified in Section 18.12 other than counsel to the Company Parties; and

(m) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

SECTION 2. Effectiveness of this Agreement.

2.01 This Agreement shall become effective and binding upon each of the Parties on the Agreement Effective Date, which is the date and time on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties, the Consenting Lenders, and the Prepetition Agent shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; and

(b) the Company Parties shall have paid all outstanding reasonable and documented fees and expenses (including any reasonable fee and expense estimated through and including the Agreement Effective Date) of the Prepetition Agent and the Consenting Lenders.

2.02 As soon as reasonably practical, counsel to the Company Parties shall give written notice via email to counsel to the Prepetition Agent in the manner set forth in Section 18.12 hereof that the conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

2.03 This Agreement shall be effective from the Agreement Effective Date until validly terminated pursuant to the terms set forth in Section 14. To the extent that a signatory to this Agreement holds, as of the date hereof or thereafter, multiple Claims against or Interests in the Company Parties, such Party shall be deemed to have executed this Agreement in its capacity as a holder of all such Claims and Interests, and this Agreement shall apply severally to such Party with respect to each such Claim and Interest held by such Party.

SECTION 3. Definitive Documents.

The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions, or any amendments thereto, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 16. Each of Definitive Documents shall be, to the extent permitted by law, consistent with this Agreement (including the DIP Term Sheet and other exhibits) in all respects and shall otherwise be reasonably acceptable in form and substance to: (a) the Company Parties; (b) the Consenting Secured Parties; and (c) as set forth in the DIP Term Sheet, the relevant DIP Parties, as applicable.

SECTION 4. Milestones.

On and after the Agreement Effective Date, the Company Parties shall use commercially reasonable efforts to implement the Restructuring Transactions in accordance with the Milestones set forth in Exhibit B attached hereto unless extended or waived (at any time) in writing (which may be by email between applicable counsel) by the Secured Agents and the Majority Consenting Lenders in their sole discretion. For the avoidance of doubt, nothing in the Milestones shall prevent the Company Parties from exercising their respective fiduciary duties under applicable law; provided, that any such exercise may constitute a breach of this Agreement (including the DIP Term Sheet) or the Definitive Documents.

SECTION 5. Chapter 11 Cases.

5.01 Sale Transactions.

(a) Stalking Horse Purchaser. On or prior to the Petition Date, the Debtors shall use commercially reasonable efforts to enter into a binding Stalking Horse APA consistent and in accordance with the terms of this Agreement (including the DIP Term Sheet). Notwithstanding the foregoing and to the extent the Debtors enter into a binding Stalking Horse APA on or prior to the Petition Date, nothing herein shall require the Debtors to complete the Sale Transaction with a Stalking Horse Purchaser on the terms contemplated by the Stalking Horse APA if a higher and better offer is realized pursuant to the Bidding Procedures. The Debtors shall seek approval of the Bidding Procedures and a Sale Transaction from the Bankruptcy Court in a manner consistent with this Agreement (including the DIP Term Sheet and Milestones).

(b) Alternative Sale. To the extent the Debtors are unable to enter into a binding Stalking Horse APA in accordance with this Agreement, the Debtors shall effect a Sale Transaction sufficient to pay all Prepetition Secured Claims in full pursuant to an Alternative Sale and Alternative APA, all in accordance with the terms of the Bidding Procedures and this Agreement.

(c) Use of Proceeds. Each holder of an allowed Prepetition Secured Claim shall receive on the Plan Effective Date (or as soon as reasonably practicable thereafter) payment in full in cash: (i) first, from its pro rata share of the Net Sale Proceeds; and (ii) second, to the extent the Net Sale Proceeds are not sufficient to satisfy the Prepetition Secured Claims in full in cash, from its pro rata share of the proceeds of any other postpetition transactions as may be necessary to cause and ensure such payment in full in cash in accordance with the Bankruptcy Code. Once all Prepetition Secured Claims are fully satisfied, any remaining Net Sale Proceeds or other assets of the Debtors may be used in accordance with the Plan.

5.02 Executory Contracts and Unexpired Leases. The Debtors reserve the right, with the consent of the Secured Agents and Majority Consenting Lenders, such consent not to be unreasonably withheld, to reject or amend certain Executory Contracts and Unexpired Leases.

5.03 Existing Equity Interests. On the Plan Effective Date, provided that all DIP Claims and Prepetition Secured Claims have been paid in full in cash, and except for dilution by any stock that may be issued as part of the Restructuring Transactions, the existing common Interests of Ebix will be reinstated and will not otherwise be affected by the Restructuring Transactions, to the extent permitted by Law.

5.04 KEIP / KERP. The Debtors and the Majority Consenting Lenders shall agree to the terms of key employee incentive and retention plans during the Chapter 11 Cases, which shall be funded through and under the DIP Facility, with the motions to approve such plans in form and substance reasonably acceptable to the DIP Agent and the Majority Consenting Lenders.

SECTION 6. Commitments of the Consenting Lenders.

6.01 General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Lender (severally and not jointly) agrees to:

(i) support the Restructuring Transactions and to act in good faith and take all reasonable actions necessary to implement and consummate the Restructuring Transactions in accordance with the terms, conditions, and applicable Milestones and other deadlines set forth in this Agreement, the DIP Term Sheet, and the Bidding Procedures, as applicable;

(ii) give any notice, order, instruction, or direction to the Secured Agents necessary to give effect to the Restructuring Transactions;

(iii) take, and direct the Secured Agents to take, all actions reasonably necessary in furtherance of the Sale Transaction;

(iv) negotiate in good faith and use commercially reasonable efforts to execute and implement the applicable Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(v) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders; and

(vi) use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 6.01(b).

(b) During the Agreement Effective Period, each Consenting Lender (severally and not jointly) agrees that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) file, support, or vote for any Alternative Proposal;

(iii) object to, delay, impede, or take any other action to terminate, shorten, or interfere with the Debtors’ exclusivity rights under section 1121 of the Bankruptcy Code;

(iv) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement;

(v) object to or take any other action to oppose any motion or other pleading or document filed by any Debtor in the Bankruptcy Court that is consistent with this Agreement;

(vi) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Debtors or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(vii) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Debtors;

(viii) object to, delay, impede, or take any other action to interfere with the Debtors’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided that nothing in this Agreement shall limit the right to exercise any right or remedy provided under this Agreement or any other Definitive Document; or

(ix) exercise any remedies against the Non-Debtor Guarantors except as otherwise may be provided under this Agreement or any other Definitive Document.

For the avoidance of doubt, nothing in this Agreement shall require any Consenting Lender to consent to, acquiesce in, vote for, support, or not object to any Alternative Proposal or any portion thereof, including without limitation any alternative to the terms and provisions of the DIP Term Sheet.

(c) During the Agreement Effective Period, each Consenting Lender that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Lender of the Solicitation Materials:

(i) vote each of its Claims against or Interests in the Debtors to accept a Plan that constitutes an Approved Plan by delivering its duly executed and completed ballot accepting the Approved Plan on a timely basis following the commencement of the solicitation of such Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii) to the extent it is permitted to elect whether to opt out of the releases set forth in a Plan, elect not to opt out of the releases in the Plan as long as such Plan is an Approved Plan by timely delivering its duly executed and completed ballot indicating such election; and

(iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above, as long as the Plan remains an Approved Plan.

SECTION 7. Additional Provisions Regarding the Consenting Lenders’ Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Lender to consult with any other Consenting Lender, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee), subject to all applicable Confidentiality Agreements; (b) impair or waive the rights of any Consenting Lender to assert or raise any objection not prohibited under this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Lender from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) be construed to prohibit any Consenting Lender from appearing as party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding or taking any other action to delay, interfere, impede, directly or indirectly, the Restructuring Transactions; (e) obligate a Consenting Lender to deliver a vote to support any Plan or prohibit a Consenting Lender from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Sale Closing); provided that upon the withdrawal of any such vote after the Termination Date (other than a Termination Date as a result of the occurrence of the Sale Closing), such vote shall be deemed void ab initio and such Consenting Lender shall have the opportunity to change its vote; (f) (i) prevent any Consenting Lender from taking any action which is required by applicable law, or (ii) require any Consenting Lender to take any action which is prohibited by applicable law or to waive or forego the benefit of any applicable legal or other professional or business professional privilege; (g) prevent any Consenting Lender by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like that are required by applicable law; (h) prevent any Consenting Lender from defending itself to the fullest extent permitted by law and in the event of any litigation with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions; (i) require the Consenting Lenders to incur any unreimbursed fees, out-of-pocket costs, or other monetary obligations in connection with giving effect to any commitment or covenant of the Consenting Lenders hereunder.

SECTION 8. Commitments of the Company Parties.

8.01 Affirmative Commitments. Except as set forth in Section 9, or with the consent of the Secured Agents and the Majority Consenting Lenders, during the Agreement Effective Period, the Company Parties agree to:

(a) support and use commercially reasonable efforts to (i) pursue the Restructuring Transactions on the terms and in accordance with the Milestones set forth in this Agreement, including by negotiating the Definitive Documents in good faith, and (ii) cooperate with the Consenting Lenders to obtain necessary Bankruptcy Court approval of the Definitive Documents to consummate the Restructuring Transactions;

(b) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(c) not take any action, and not encourage any other person or entity to, take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance or implementation of the Restructuring Transactions (including the Sale Transaction) or this Agreement;

(d) until the Plan Effective Date, maintain the appointment and mandate of the Finance Committee, the Compensation Committee, and the Special Directors as provided in this Agreement, including the following:

(i) the charter of the Finance Committee, as adopted on October 30, 2023, shall not be amended;

(ii) all decisions of the Compensation Committee shall be unanimous; and

(iii) in the event of the resignation or termination of a Special Director from Ebix’s board of directors, the Finance Committee and/or the Compensation Committee for any reason whatsoever, Ebix shall engage a replacement director who is acceptable to the Secured Agents and the Majority Consenting Lenders within two (2) Business Days after such resignation or termination, or such longer period as the Secured Agents shall reasonably agree.

(e) negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative agreements to address any legal, financial, or structural impediment to the Restructuring Transactions that are necessary to effectuate the Restructuring Transactions in accordance with the terms hereof;

(f) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(g) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(h) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(i) use commercially reasonable efforts to effectuate one or more Sale Transactions that result in aggregate Net Sale Proceeds sufficient to satisfy the Prepetition Secured Claims in full in cash and, to the extent such Net Sale Proceeds are insufficient, to promptly effectuate other transactions as may be necessary to cause and ensure such payment in full in cash in accordance with the Bankruptcy Code;

(j) to the extent reasonably practicable, provide the Consenting Secured Party Advisors a review period of (i) at least three (3) calendar days (or such shorter review period as is necessary under the circumstances) prior to the date when the Company Parties intend to file any Definitive Document with the Bankruptcy Court; and (ii) at least one (1) calendar day (or such shorter review period as necessary) prior to the date when the Company Parties intend to file any other material pleading with the Bankruptcy Court (but excluding retention applications, fee applications, notice of hearing and agendas, and any declarations in support thereof or related thereto);

(k) upon request of any of the Consenting Secured Parties, inform the Consenting Secured Party Advisors as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(l) to the extent applicable, object to any motion field with the Bankruptcy Court by any person or Entity (i) seeking the entry of an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a chapter 11 plan, or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay the consummation of the Restructuring Transactions;

(m) to the extent applicable, not file any pleading seeking entry of an order, and object to any motion filed with the Bankruptcy Court by any person or Entity seeking the entry of an order, (i) directing the appointment of an examiner or chapter 11 trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing or delaying the consummation of the Restructuring Transactions; and

(n) inform the Consenting Secured Party Advisors as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) a breach or termination event of this Agreement (including a breach by any Company Party); and (iii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made.

8.02 Negative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in this Agreement;

(c) file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement;

(d) incur any material indebtedness or equity financing (except as permitted by the MCL DIP Documents), unless consistent with this Agreement, without prior written consent of the Consenting Lenders;

(e) sell or dispose of any material assets (except as permitted by the MCL DIP Documents), unless consistent with this Agreement, without prior written consent of the Consenting Lenders;

(f) transfer any assets outside of the ordinary course of business to any person or Entity (except as permitted by the MCL DIP Documents), unless consistent with this Agreement, without prior written consent of the Consenting Lenders;

(g) assume or reject any Executory Contract or Unexpired Lease without the prior written consent of the Consenting Lenders;

(h) modify the Plan or any other Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement in all material respects, without prior written consent of the Consenting Lenders;

(i) subject to Section 9.02 hereof, propose, file, or support any Alternative Proposal; or

(j) engage in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business (except as permitted by the MCL DIP Documents), unless consistent with this Agreement, without the consent of the Consenting Lenders.

SECTION 9. Additional Provisions Regarding Company Parties’ Commitments.

9.01 Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable Law. Notwithstanding anything to the contrary herein, each Consenting Secured Party reserves its rights to challenge any action taken in the exercise of such fiduciary duties.

9.02 Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 9.01, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider and respond to Alternative Proposals; (b) provide access to nonpublic information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Proposals; (d) otherwise cooperate with, assist or participate in any inquiries, proposals, discussions, or negotiation of Alternative Proposals in good faith and consistent with applicable fiduciary obligations; and (e) enter into or continue discussions or negotiations with holders of Claims or Interests (including any Consenting Lender), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Proposals; provided that if any Company Party receives or responds to an Alternative Proposal, the Company Party shall provide a copy of any such Alternative Proposal or response to the Consenting Secured Party Advisors no later than three (3) Business Day following receipt or delivery thereof by any of the Company Parties. The Company Parties and/or the Company Parties’ advisors will make themselves reasonably available for separate weekly status update calls with counsel to the Consenting Secured Parties with respect to the foregoing.

9.03 Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

SECTION 10. Cooperation and Support.

Each Party hereby covenants and agrees to cooperate with the other Parties in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) with respect to: (a) all matters relating to their rights hereunder; (b) all matters concerning the implementation of the Restructuring Transactions; and (c) the pursuit, approval and support of the Restructuring Transactions. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, or to effectuate the solicitation of the Restructuring Transactions, including making and filing any required regulatory filings, executing and delivering any other necessary agreements or instruments, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

SECTION 11. Transfer of Interests and Securities.

11.01 During the Agreement Effective Period, no Consenting Lender shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Claims or Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless: (a) the transferee executes and delivers a Transfer Agreement to counsel to the Company Parties and counsel to the Consenting Secured Parties, in each case, at or before the time of the proposed Transfer; or (b) the transferee is an existing Consenting Lender and the transferee provides notice of such Transfer (including the amount and type of Claim or Interest Transferred) to the respective counsel for each of the other Parties at or before the time of the proposed Transfer.

11.02 Upon compliance with the requirements of Section 11.01, (a) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Claims or Interests, and (b) the transferee shall be deemed to be a Consenting Lender under this Agreement with respect to such transferred Claims or Interests. Any Transfer in violation of Section 11.01 shall be deemed null and void ab initio and of no force or effect until such a Transfer Agreement is executed and effective.

11.03 This Agreement shall in no way be construed to preclude the Consenting Lenders from acquiring additional Claims or Interests; provided, however, that (a) such additional Claims or Interests shall automatically and immediately upon acquisition by a Consenting Lender be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Lenders), and (b) such Consenting Lender must provide notice of such acquisition (including the amount and type of Claim acquired) pursuant to Section 11.01 within three (3) Business Days of such acquisition.

11.04 This Section 11 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Lender to Transfer any of its Claims or Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

11.05 Notwithstanding Section 11.01, a Qualified Marketmaker that acquires any Claims or Interests with the purpose and intent of acting as a Qualified Marketmaker for such Claims or Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Claims or Interests if: (a) such Qualified Marketmaker subsequently transfers such Claims (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 11.01; and (c) the Transfer otherwise is permitted under Section 11.01. Any transfer to a Qualified Marketmaker shall be void ab initio if such Qualified Marketmaker fails to subsequently transfer such Claim or Interest within five (5) Business Days of its acquisition as permitted pursuant to this Section 11.05.

11.06 The Company Parties understand that the Consenting Lenders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agrees that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Lender that principally manage and/or supervise the Consenting Lender’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Lender, so long as they are not acting at the direction or for the benefit of such Consenting Lender or in connection with such Consenting Lender’s investment in the Company Parties. The terms of Section 11.05 shall apply to the extent that a Consenting Lender is acting in its capacity as a Qualified Marketmaker.

11.07 Notwithstanding anything to the contrary in this Section 11, the restrictions on Transfers set forth in this Section 11 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

SECTION 12. Representations and Warranties of Consenting Lenders.

Each Consenting Lender severally, and not jointly, represents and warrants that, as of the date such Consenting Lender executes and delivers its signature page to this Agreement:

(a) it is the beneficial or record owner of the face amount of the Claims and Interests or is the nominee, investment manager, or advisor for beneficial holders of the Claims or Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Claims or Interests or is the nominee, investment manager, or advisor for beneficial holders of the Claims or Interests other than those reflected in, such Consenting Lender’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 11);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Claims and Interests;

(c) such Claims and Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, right of participation, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Lender’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d) it has the full power to vote, approve changes to, and transfer all of its Claims and Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(e) solely with respect to holders of Prepetition Secured Claims (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Lender in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

SECTION 13. Mutual Representations, Warranties, and Covenants.

Each of the Parties represents, warrants, and covenants to each other Party, as of both the date such Party executed and delivers this Agreement and as of the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the jurisdiction of its organization (except where the failure to be in good standing would not reasonably be expected to result in a material adverse effect), and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Stalking Horse APA or the Alternative APA (as applicable), the DIP Documents, the Plan, the Confirmation Order, and/or the Bankruptcy Code, as applicable, no consent or approval (other than Bankruptcy Court consent and regulatory approval) is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

SECTION 14. Termination Events.

14.01 Majority Consenting Lender Termination Events. The Majority Consenting Lenders may terminate this Agreement as to all Parties by delivering written notice to the Debtors in accordance with Section 18.12 hereof upon the occurrence of the following events:

(a) the breach in any material respect of a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is materially adverse to the Consenting Lenders, and (ii) remains uncured for ten (10) Business Days after any such terminating Consenting Lenders transmit a written notice in accordance with Section 18.12 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after any such terminating Consenting Lenders transmit a written notice in accordance with Section 18.12 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with the MCL DIP Documents, unless such failure is the result of any act, omission, or delay on the part of a terminating Consenting Lender in violation of its obligations under this Agreement;

(d) any termination of the DIP Facility;

(e) entry of an order that grants relief terminating, annulling, or materially modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Restructuring Transactions or materially and adversely affects any Debtor’s ability to operate its business in the ordinary course;

(f) the making publicly available, modification, amendment, or filing of any of the Definitive Documents without the consent of the Majority Consenting Lenders in accordance with this Agreement, such consent not to be unreasonably withheld;

(g) any Company Party (i) withdraws the Plan, (ii) publicly announces its intention not to support the Restructuring Transactions, or (iii) files, publicly announces, executes, responds to, or supports an Alternative Proposal or definitive agreement with respect thereto, except as otherwise explicitly permitted hereunder;

(h) the occurrence of any “Event of Default” under the DIP Credit Agreement or, to the extent the DIP Credit Agreement is not yet executed, the DIP Term Sheet that has not been timely cured (if susceptible to cure) or waived in accordance therewith;

(i) the commencement of an involuntary case against any Debtor or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of any Debtor, or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar Law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof) or if any court grants the relief sought in such involuntary proceeding;

(j) any Company Party (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by this Agreement, unless waived by the Majority Consenting Lenders, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the immediately preceding clause (i), (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to any Company Party or for a substantial part of such Company Party’s assets, (iv) makes a general assignment or arrangement for the benefit of creditors, or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

(k) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order, (i) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code (except for the appointment of a fee examiner) or a trustee in one or more of the Chapter 11 Cases of a Debtor, or (iii) rejecting this Agreement;

(l) any Company Party files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and such motion has not been withdrawn within fourteen (14) Business Days of receipt by counsel to the Debtors of written notice from the Majority Consenting Lenders that such motion or pleading is inconsistent with this Agreement;

(m) entry of any DIP Order that is not, in form and substance, reasonably acceptable to the Majority Consenting Lenders;

(n) the Bankruptcy Court enters an order denying confirmation of the Plan that has not been reversed, stayed, or revised within five (5) days thereof in a manner reasonably acceptable to the Consenting Secured Parties;

(o) the Bankruptcy Court enters an order denying approval of the Sale Transaction(s) that has not been reversed, stayed, or revised within five (5) days thereof in a manner reasonably acceptable to the Consenting Secured Parties; or

(p) notwithstanding Section 9.01, the Company Parties (i) publicly announce their intention not to support the Restructuring Transactions, (ii) take any action or fail to take any action inconsistent with their obligations under Section 8.01 hereof, or (iii) take any of the actions set forth in Section 8.02.

14.02 Debtor Termination Events. The Debtors may terminate this Agreement as to all Parties (unless otherwise noted below) upon prior written notice to all Parties in accordance with Section 18.12 hereof upon the occurrence of any of the following events:

(a) the breach of this Agreement in any material respect by one or more of the Consenting Lenders that remains uncured for a period of ten (10) Business Days after the receipt by counsel to the Consenting Lenders of written notice of such breach; provided that, if such breach is by one or more of the Consenting Lenders holding less than one-third of the aggregate principal amount of Prepetition Loans, the Debtors may only terminate this Agreement with respect to such breaching Consenting Lender, and this Agreement will otherwise remain in full force and effect with respect to the remaining Consenting Lenders and the Company Parties, as applicable;

(b) the failure of the Consenting Lenders to constitute holders of, in the aggregate, at least two-thirds of the aggregate outstanding principal amount of the Prepetition Loans;

(c) the termination of the DIP Facility upon an event of default under the DIP Credit Agreement; provided, that none of the Debtors are a defaulting party or causing such default thereunder;

(d) the making publicly available, modification, amendment, or filing of any of the Definitive Documents by one or more Consenting Secured Parties holding more than one-third of the aggregate principal amount of Prepetition Loans without the consent of the Debtors;

(e) one or more Consenting Secured Parties holding more than one-third of the aggregate principal amount of Prepetition Loans (i) publicly announces its intention not to support the Restructuring Transactions, (ii) files, publicly announces, executes, responds to, or supports an Alternative Proposal or definitive agreement with respect thereto, (iii) takes any action or fails to take any action inconsistent with its obligations under Section 6.01(a) hereof, or (iv) takes any of the actions set forth in Section 6.01(b).

(f) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by one or more Consenting Secured Parties seeking an order, (i) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code, or (ii) appointing a trustee in one or more of the Chapter 11 Cases of a Debtor; provided that, if such motion or application is made by one or more of the Consenting Lenders holding less than one-third of the aggregate principal amount of Prepetition Loans, the Debtors may only terminate this Agreement with respect to such moving Consenting Lender, and this Agreement will otherwise remain in full force and effect with respect to the remaining Consenting Lenders and the Company Parties, as applicable;

(g) one or more Consenting Secured Parties holding more than one-third of the aggregate principal amount of Prepetition Loans files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with this Agreement and such motion has not been withdrawn within fourteen (14) Business Days of receipt by counsel to the Consenting Secured Parties of written notice from the Debtors that such motion or pleading is inconsistent with this Agreement;

(h) the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable Law, or (ii) in the exercise of its fiduciary duties, it is required to pursue an Alternative Proposal; or

(i) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 18.12 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement.

14.03 Non-Debtor Guarantor Termination Event. Any Non-Debtor Guarantor may terminate this Agreement with respect to such Non-Debtor Guarantor upon prior written notice to all Parties in accordance with Section 18.12 hereof upon the occurrence of any Consenting Secured Party exercising any rights or remedies against the Non-Debtor Guarantors except as may be explicitly permitted hereunder or in any Definitive Document.

14.04 Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Majority Consenting Lenders; and (b) each Debtor.

14.05 Automatic Termination. This Agreement shall terminate automatically without any further required action or notice, immediately after the Plan Effective Date.

14.06 Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Nothing in this Agreement shall be construed as prohibiting any Company Party or any of the Consenting Lenders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Lender, and (b) any right of any Consenting Lender, or the ability of any Consenting Lender, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or any other Consenting Lender. No purported termination of this Agreement shall be effective under this Section 14.06 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Sections 14.01(h), 14.01(n), 14.01(o), 14.01(p), 14.02(e), or 14.02(h). For the avoidance of doubt, nothing in this Section 14.06 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 14.02(h).

14.07 The Company Parties acknowledge that after the Petition Date, the giving of notice of termination by any Party pursuant to this Agreement shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s right to argue that the giving of notice of termination was not proper under the terms of this Agreement.

SECTION 15. Fees and Expenses. The Debtors shall pay or reimburse all reasonable and documented out-of-pocket expenses incurred by the Consenting Lenders related to this Agreement, the Restructuring Transactions, or the Chapter 11 Cases, whether incurred prior to, on, or after the Agreement Effective Date or Petition Date within five (5) Business Days of receipt of an invoice therefor; provided that after the Petition Date, such payments or reimbursements shall be made in accordance with applicable local rules of the Bankruptcy Court. Such expenses may include, among other things: (a) the fees and expenses of the Consenting Secured Party Advisors; and (b) consistent with Section 3 of Amendment No. 14 to the Prepetition Credit Agreement, any counsel to any individual Consenting Lender, provided that such amounts shall not exceed $25,000 in the aggregate per Consenting Lender (other than as provided in the preceding clause (i)). The DIP Agent will provide for a carve-out under the DIP Documents for reasonable professional fees of the Debtors, in accordance with and as set forth in the DIP Term Sheet.

SECTION 16. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 16.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing (provided that email shall be sufficient) signed by: (i) each Debtor; (ii) the Majority Consenting Lenders; (iii) the DIP Agent; and (iv) solely to the extent any such modification, amendment, supplement, or waiver would have a material adverse impact on a particular Party, such impacted Consenting Lender or Secured Agent, as applicable.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 16 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

SECTION 17. Releases and Exculpation.

17.01 Releases by the Debtors. The Plan shall provide for the Debtors to waive, release, and discharge each of the Released Parties from any and all claims, charges, claims for relief, demands, suits, actions or Causes of Action, obligations, damages, judgments, losses, remedies, or liabilities, whether known or unknown, which it has had, now has, or, to the extent permissible under applicable law, may hereafter have, on any ground whatsoever, including, without limitation, at common law, in equity, or under any contract, agreement, statute, rule, regulation or order against any Released Party with respect to any event, matter, claim, occurrence, damage, or injury arising out of, related to, or associated with, the Restructuring Transactions, the Prepetition Documents, and the Chapter 11 Cases, other than: (a) claims arising out of any act or omission of a Released Party that are determined by a final order from a court of competent jurisdiction to constitute a criminal act, gross negligence, willful misconduct, and/or fraud; or (b) claims arising out of the breach of this Agreement. Each Released Party hereunder who is not otherwise a party to this Agreement is an express third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder. The Plan shall reflect the release set forth in this Section 17.01.

17.02 Third-Party Releases. To the maximum extent permitted by law, the Plan shall include a customary third-party release releasing the Released Parties from all third-party claims, charges, claims for relief, demands, suits, actions or Causes of Action, obligations, damages, judgments, losses, remedies, or liabilities, whether known or unknown, which it has had, now has, or, to the extent permissible under applicable law, may hereafter have, on any ground whatsoever, including, without limitation, at common law, in equity, or under any contract, agreement, statute, rule, regulation or order against any Released Party with respect to any event, matter, claim, occurrence, damage, or injury arising out of, related to, or associated with, the Restructuring Transactions, the Prepetition Documents, and the Chapter 11 Cases, other than claims arising out of any act or omission of a Released Party that are determined by a final order from a court of competent jurisdiction to constitute a criminal act, gross negligence, willful misconduct, and/or fraud, such third-party release to be in form and substance reasonably acceptable to the DIP Agent and the Majority Consenting Lenders, including with respect to the identification of any Non-Released Parties for purposes of the Third-Party Release.

17.03 Exculpation. To the maximum extent permitted by law, the Plan shall include an exculpation provision reasonably acceptable to the Debtors, the DIP Agent, and the Consenting Lenders.

17.04 Gatekeeper Provision. The Plan shall include a gatekeeper provision, which shall provide that no party may commence, continue, amend, or otherwise pursue, join in, or otherwise support any other party commencing, continuing, amending, or pursuing, a Cause of Action of any kind against the Released Parties that relates to, or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of, a Cause of Action subject to the Debtors’ release or the third-party release without first (a) requesting a determination from the Bankruptcy Court, after notice and a hearing, that such Cause of Action represents a colorable claim against the Released Party and is not a Claim that the Debtors released under the Plan, which request must attach the complaint or petition proposed to be filed by the requesting party and (b) obtaining from the Bankruptcy Court specific authorization for such party to bring such Cause of Action against any such Released Party. For the avoidance of doubt, any party that obtains such determination and authorization and subsequently wishes to amend the authorized complaint or petition to add any Causes of Action not explicitly included in the authorized complaint or petition must obtain authorization from the Bankruptcy Court before filing any such amendment in the court where such complaint or petition is pending. The Bankruptcy Court will have sole and exclusive jurisdiction to determine whether a Cause of Action is colorable and, only to the extent legally permissible, will have jurisdiction to adjudicate the underlying colorable Cause of Action.

17.05 Certain Limitations on Releases. For the avoidance of doubt, nothing in this Section 17 shall or shall be deemed to result in the waiving or limiting by: (a) the Company Parties, or any officer, director, member of any governing body, or employee or other Related Party thereof, of (i) any indemnification against any Company Party, any of their insurance carriers, or any other Entity, (ii) any rights under or as beneficiaries of any insurance policies or any contract or agreement with any Company Party or any of its affiliates, (iii) wages, salaries, compensation, or benefits, (iv) intercompany claims, or (v) any Interest held by a Company Party or other Related Party thereof; (b) the Consenting Lenders or the Secured Agents of any claims or “Obligations” under and as defined in each of the Prepetition Documents, DIP Documents, or any other financing document (except as may be expressly amended or modified by the Plan, or any other financing document under and as defined therein); and (c) any Party or other Entity of any post-Agreement Effective Date obligations under this Agreement or post-Plan Effective Date obligations under the Plan, the Confirmation Order, the Restructuring Transactions, or any other Definitive Document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Restructuring Transactions.

SECTION 18. Miscellaneous.

18.01 Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

18.02 Exhibits Incorporated by Reference; Conflicts. Each of the exhibits (including the DIP Term Sheet and the Milestones), signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include all such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

18.03 Further Assurances. Each Party hereby covenants and agrees to cooperate with each other in good faith with respect to the pursuit, approval, implementation, and consummation of the Restructuring Transactions, and the Sale Transaction, as well as the negotiation, drafting, execution, and delivery of documents (including any related orders, agreements, instruments, schedules, or exhibits) described in this Agreement or the Definitive Documents or otherwise necessary or desirable to facilitate the Restructuring Transactions in accordance with this Agreement and the Definitive Documents. Furthermore, subject to the terms hereof, each Party shall take such action as may be reasonably necessary or reasonably requested by another Party to carry out the purpose and intent of this Agreement, including facilitating any necessary regulatory filings, and shall refrain from taking any action that would frustrate the purpose and intent of this Agreement.

18.04 Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

18.05 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

18.06 TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING TRANSACTIONS CONTEMPLATED HEREBY.

18.07 Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

18.08 Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Lenders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Lenders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

18.09 Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Except as expressly stated herein, there are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

18.10 Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in Section 14.05, Section 14.06, Section 18, and to the extent termination of this Agreement is not the result of a material breach by the Consenting Secured Parties, Section 15 shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

18.11 Relationship Among the Parties. It is understood and agreed that no Party to this Agreement has any duty of trust or confidence in any form with any other Party, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Party to this Agreement may trade in the loans and/or commitments under the Prepetition Documents or other debt or equity securities of the Debtors without the consent of the Debtors, as the case may be, or any other Party, subject to applicable securities Laws, the terms of any applicable non-disclosure agreement, and the terms of this Agreement; provided, that neither any Party to this Agreement nor the Company Parties shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. None of the Consenting Lenders, shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any other Consenting Lender, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Lenders, in each case except as expressly set forth in this Agreement.

18.12 Notices. All notices hereunder shall be deemed given if in writing and delivered, by email, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Ebix, Inc.

Attn: Robin Raina, Amit Garg, and Darren Joseph

1 Ebix Way

Johns Creek, Georgia 30097

rraina@ebix.com, amitk.garg@ebix.com, djoseph@ebix.com

and

Sidley Austin LLP

Attn: Thomas Califano & Rakhee Patel

787 7th Avenue

New York, New York 10019

tom.califano@sidley.com, rpatel@sidley.com

(b)	if to a Consenting Lender, to Prepetition Agent on behalf of Consenting Lenders:

Regions Bank

Attn: J. Patrick Carrigan

3700 Glenwood Ave - Suite 100

Raleigh, NC 27612

and

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Brian Trust

Sean T. Scott

Dabin Chung

Email: btrust@mayerbrown.com

stscott@mayerbrown.com

dchung@mayerbrown.com

(c)	if to the Prepetition Agent, to:

Regions Bank

Attn: J. Patrick Carrigan

3700 Glenwood Ave - Suite 100

Raleigh, NC 27612

Email: patrick.carrigan@Regions.com

and

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Brian Trust

Sean T. Scott

Dabin Chung

Email: btrust@mayerbrown.com

stscott@mayerbrown.com

dchung@mayerbrown.com

(d)	if to the DIP Agent, to:

Regions Bank

Attn: J. Patrick Carrigan

3700 Glenwood Ave - Suite 100

Raleigh, NC 27612

Email: patrick.carrigan@Regions.com

and

Mayer Brown LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Brian Trust

Sean T. Scott

Dabin Chung

Email: btrust@mayerbrown.com

stscott@mayerbrown.com

dchung@mayerbrown.com

Any notice given by delivery, mail, or courier shall be effective when received.

18.13 Independent Due Diligence and Decision Making. Each Consenting Lender hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

18.14 Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

18.15 Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

18.16 Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

18.17 Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

18.18 Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

18.19 Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

18.20 Capacities of Consenting Lenders. Each Consenting Lender has entered into this agreement on account of all Claims and Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Claims and Interests.

18.21 Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 16, or otherwise, including a written approval by any Party, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if such consent, acceptance, approval, or waiver is conveyed in writing (including email) by such Party’s counsel.

18.22 Other Interpretive Matters. The Company Parties, the Consenting Secured Parties, and the DIP Agent have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

Signature Pages to Follow

DEBTORS

EBIX, INC.

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Chief Financial Officer

VERTEX, INC.

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

PB SYSTEMS, INC.

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

EBIX CONSULTING, INC.

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

EBIX US, LLC

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

FACTS SERVICES, INC.

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

DOCTORS EXCHANGE, INC.

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

[Signature Page to Restructuring Support Agreement]

EBIX INTERNATIONAL LLC.

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

AGENCY SOLUTIONS.COM, LLC d/b/a HEALTH CONNECT LLC

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

CONFIRMNET CORPORATION

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

A.D.A.M., INC.

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

EBIX LATIN AMERICA, LLC

By:	/s/ Amit K. Garg
Name: Amit K. Garg
Title: Secretary and Authorized Signatory

[Signature Page to Restructuring Support Agreement]

NON-DEBTOR GUARANTORS

EBIX INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Robin Raina
Name: Robin Raina
Title: Director and Authorized Signatory

EBIX SINGAPORE PTE. LTD.

By:	/s/ Robin Raina
Name: Robin Raina
Title: Director and Authorized Signatory

[Signature Page to Restructuring Support Agreement]

PREPETITION AGENT

REGIONS BANK

By:	/s/ J. Patrick Carrigan
Name: J. Patrick Carrigan
Title: Senior Vice President

[Signature Page to Restructuring Support Agreement]

DIP AGENT

REGIONS BANK

By:	/s/ J. Patrick Carrigan
Name: J. Patrick Carrigan
Title: Senior Vice President

[Signature Page to Restructuring Support Agreement]

CONSENTING LENDERS

REGIONS BANK,
as a Consenting Lender

By:	/s/ J. Patrick Carrigan
Name: J. Patrick Carrigan
Title: Senior Vice President

[Signature Page to Restructuring Support Agreement]

ALCOF II NUBT, L.P.,
By: Arbour Lane Fund II GP, LLC
Its General Partner,
as a Consenting Lender

By:	/s/ Kenneth Hoffman
Name: Kenneth Hoffman
Title: Manager

[Signature Page to Restructuring Support Agreement]

ALCOF III NUBT, L.P.,
By: Arbour Lane Fund III GP, LLC
Its General Partner,
as a Consenting Lender

By:	/s/ Kenneth Hoffman
Name: Kenneth Hoffman
Title: Manager

[Signature Page to Restructuring Support Agreement]

BMO BANK N.A.,
as a Consenting Lender

By:	/s/ Jack J. Kane
Name: Jack J. Kane
Title: Managing Director

[Signature Page to Restructuring Support Agreement]

BANC OF AMERICA CREDIT PRODUCTS, INC., as a Consenting Lender

By:	/s/ Austin Penland
Name: Austin Penland
Title: Vice President

[Signature Page to Restructuring Support Agreement]

CADENCE BANK,
as a Consenting Lender

By:	/s/ Roshni Fifadra
Name: Roshni Fifadra
Title: Assistant Vice President

[Signature Page to Restructuring Support Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Consenting Lender

By:	/s/ Brad MacKenzie
Name: Brad MacKenzie
Title: Vice President

[Signature Page to Restructuring Support Agreement]

FIRST-CITIZENS BANK & TRUST COMPANY,
as a Consenting Lender

By:	/s/ Claudia Canales
Name: Claudia Canales
Title: Managing Director

[Signature Page to Restructuring Support Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Consenting Lender

By:	/s/ Dale Conder
Name: Dale Conder
Title: Senior Vice President

[Signature Page to Restructuring Support Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Consenting Lender

By:	/s/ Stephen G. Vollmer, Jr.
Name: Stephen G. Vollmer, Jr.
Title: Senior Vice President

[Signature Page to Restructuring Support Agreement]

TRUSTMARK NATIONAL BANK,
as a Consenting Lender

By:	/s/ Barry Harvey
Name:	Barry Harvey
Title:	Chief Credit and Operations Officer, Executive Vice President

[Signature Page to Restructuring Support Agreement]

Exhibit A

DIP Term Sheet

Exhibit B

Milestones2

1. The Debtors shall commence the Chapter 11 Cases by no later than December 17, 2023 (the “Petition Date”).

2. On or prior to the Petition Date, the Debtors shall use commercially reasonable efforts to enter into an agreement (which shall be in form and substance satisfactory to the DIP Agent) with a bidder and designate that bidder as a stalking horse (subject to necessary carve-out, to be agreed with the DIP Agent) with respect to the sale of certain U.S. assets or a combination of U.S. asset sales (the “Sale Transaction”).

3. Not later than 3 Business Days after the Petition Date, an interim order approving the DIP Facility shall have been entered by the Bankruptcy Court.

4. On or prior to 15 days after the Petition Date, the Debtors shall file a motion or motions seeking approval of sale bidding procedures with respect to the Sale Transaction, in form and substance acceptable to the DIP Agent.

5. On or prior to 30 days after the Petition Date, the Debtors shall provide the following to the DIP Agent (for further transmission to the DIP Lenders), with respect to the Sale Transaction:

a.	confidential information memorandum; and

b.	proposed list of interested buyers.

6. On or prior to 45 days after the Petition Date, an order approving bid procedures with respect to the Sale Transaction, in form and substance acceptable to the DIP Agent, shall have been entered.

7. On or prior to 45 days after the Petition Date, a final order approving the DIP Facility shall have been entered by the Bankruptcy Court.

8. On or prior to 75 days after the Petition Date, the Debtors shall file a Plan, disclosure statement (the “Disclosure Statement’), and motion for approval of the Disclosure Statement in form and substance acceptable to the DIP Agent.

9. On or prior to 110 days after the Petition Date, the Debtors shall receive a qualified bid with respect to the Sale Transaction (which may be the stalking horse bid) and all such qualified bids received will be promptly shared with the DIP Agent (for further transmission to the DIP Lenders).

10. On or prior to 110 days after the Petition Date, an order approving the Disclosure Statement and authorizing solicitation of votes for the Plan, shall have been entered.

11. On or prior to 115 days after the Petition Date, the Debtors, in consultation with the DIP Agent, shall select the qualified bidder(s) in connection with the Sale Transaction.

[2]	Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Restructuring Support Agreement.

12. On or prior to 125 days after the Petition Date, the Debtors, in consultation with the DIP Agent, shall select the qualified bidder(s) and hold an auction(s) among these qualified bidders in connection with the Sale Transaction to the extent there are multiple qualified bids.

13. On or prior to 135 days after the Petition Date, an order approving the Sale Transaction, in form and substance acceptable to the DIP Agent, shall have been entered.

14. On or prior to 150 days after the Petition Date, an order confirming the Plan s hall have been entered.

15. The Plan Effective Date shall occur by no later than 170 days after the Petition Date.